Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Petro River Oil Corp. on Form S-8 of our report dated August 13, 2014, with respect to our audits of the consolidated financial statements of Petro River Oil Corp. and Subsidiaries as of April 30, 2014 and 2013 and for the year ended April 30, 2014, four month period from January 1, 2013 to April 30, 2013 and period from February 2, 2012 (commencement of operations) through December 31, 2012 appearing in the Annual Report on Form 10-K of Petro River Oil Corp. for the year ended April 30, 2014.

/s/ Marcum llp

Marcum llp
New York, NY
September 30, 2014